As filed with the Securities and Exchange Commission on May 4, 1999
                                                   Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)

                                   New Jersey
         (State or other Jurisdiction of Incorporation of Organization)

                                   22-2477875
                      (I.R.S. Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
   (Address, including zip code, of registrant's principal executive offices)

                VALLEY NATIONAL BANK SAVINGS AND INVESTMENT PLAN
                            (Full Title of the Plan)

        Gerald H. Lipkin, Chairman, President and Chief Executive Officer
                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                              Ronald H. Janis, Esq.
                          Pitney, Hardin, Kipp & Szuch
                                  P.O. Box 1945
                          Morristown, New Jersey 07962
                                 (973) 966-8263

                         CALCULATION OF REGISTRATION FEE

================================================================================
 Title of each class of      Amount to be       Proposed maximum offering
    securities to be        registered (1)         price per share (2)
       registered
  Common Stock, no par     2,000,000 Shares*            $29.03125
         value
========================= ==================== =================================

============================== ================
Proposed maximum aggregate        Amount of
  offering price (2)             registration
                                     fee
      $58,062,500                  $16,141

============================== ================

(1) Estimated solely to calculate the registration fee, based upon the registrant's current estimate of shares of common stock issuable pursuant to the Valley National Bank Savings and Investment Plan. Under Securities Act Rule 416, this registration statement also covers an indeterminate amount of (a) additional shares of common stock that may be issuable pursuant to anti-dilution provisions of the plan, and (b) interests to be offered or sold pursuant to the plan.
(2) Estimated solely to calculate the registration fee, in accordance with Securities Act Rules 457(c) and 457(h), based on the average high and low prices of the registrant's common stock as reported on the New York Stock Exchange on April 30, 1999.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   ITEM 1.  Plan Information.

            Not filed with this Registration Statement.

   ITEM 2.  Registrant Information and Employee Plan Annual Information.

            Not filed with this Registration Statement.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.  Incorporation of Documents by Reference.

            The following  documents filed by Valley National Bancorp ("Valley")
with  the  Commission  are  incorporated  by  reference  in  this   Registration
Statement:

            1. Valley's Annual Report on Form 10-K for the year ended December 31, 1998.

            2. The Annual Report on Form 11-K of the Valley National Bank Savings and Investment Plan (the "Plan"), filed on June 29, 1998, for the year ended December 31, 1997.

            3.   Valley's Current Report on Form 8-K, filed on April 9, 1999.

            4. The Description of the Registrant's Common Stock contained in the Form 8-A filed by Valley pursuant to Section 12(g) of the Securities Exchange Act.

            In addition all documents filed by Valley or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

   ITEM 4.  Description of Securities.

                     Not applicable.

   ITEM 5.  Interests of Named Experts and Counsel.

            Certain legal matters relating to the issuance of the shares of Valley's common stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Valley. Attorneys in the firm of Pitney, Hardin, Kipp & Szuch beneficially own approximately 6878 shares of Valley common stock as of April 21, 1999.

   ITEM 6.  Indemnification of Directors and Officers.

            Indemnification. Article VI of Valley's certificate of incorporation provides that Valley shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes Valley to purchase insurance on behalf of any of the persons enumerated against any liability whether or not Valley would have the power to indemnify him under the provisions of Article VI.

            The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if
(a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

            With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

            The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

            A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

            Exculpation. Article VIII of Valley's certificate of incorporation provides:

                 A  director  or  officer  of  the  Corporation   shall  not  be
            personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission
            (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                 Any repeal or  modification  of the foregoing  paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

            The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley in 1987.

   ITEM 7.  Exemption from Registration Claimed.

            Not applicable.

   ITEM 8.  Exhibits.

            (a)      5        Opinion of Pitney,  Hardin,  Kipp & Szuch,  as to
                              the legality of the securities being registered.

                     23(a)    Consent of KPMG LLP.

                     23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

                     24 Power of Attorney (included on signature page hereto).

                     99 Valley National Bank Savings and Investment Plan (the "Plan").

            (b) The undersigned registrant undertakes that it will submit the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended to date.

   ITEM 9.  Undertakings.

            1.   The undersigned registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                 Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 28th day of April, 1999.


                            VALLEY NATIONAL BANCORP
                            (Registrant)

                               GERALD H. LIPKIN
                            By:--------------------------------------------
                               Gerald H. Lipkin,
                               Chairman, President and Chief Executive Officer


            KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Gerald
H. Lipkin and Alan D. Eskow, each of them, their true and lawful attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

            Pursuant  to  the   requirements   of  the   Securities   Act,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                        Title                        Date


GERALD H. LIPKIN
____________________________  Chairman, President and Chief       April 28, 1999
Gerald H. Lipkin              Executive Officer and Director

PETER SOUTHWAY
____________________________  Vice Chairman (Principal Financial  April 28, 1999
Peter Southway                Officer) and Director

ALAN D. ESKOW
____________________________  Corporate Secretary, Senior Vice    April 28, 1999
Alan D. Eskow                 President and Controller
                              (Principal Accounting Officer)

ANDREW B. ABRAMSON
____________________________          Director                    April 28, 1999
Andrew B. Abramson

PAMELA BRONANDER
____________________________          Director                    April 28, 1999
Pamela Bronander

JOSEPH COCCIA, JR.
____________________________          Director                    April 28, 1999
Joseph Coccia, Jr.

HAROLD P. COOK, III
____________________________          Director                    April 28, 1999
Harold P. Cook, III

AUSTIN C. DRUKKER
____________________________          Director                    April 28, 1999
Austin C. Drukker

WILLARD L. HEDDEN
____________________________          Director                    April 28, 1999
Willard L. Hedden

GRAHAM O. JONES
____________________________          Director                    April 28, 1999
Graham O. Jones

WALTER H. JONES, III
____________________________          Director                    April 28, 1999
Walter H. Jones, III

GERALD KORDE
____________________________          Director                    April 28, 1999
Gerald Korde

JOLEEN J. MARTIN
____________________________          Director                    April 28, 1999
Joleen J. Martin

ROBERT E. McENTEE
____________________________          Director                    April 28, 1999
Robert E. McEntee

SAM P. PINYUH
____________________________          Director                    April 28, 1999
Sam P. Pinyuh

ROBERT RACHESKY
____________________________          Director                    April 28, 1999
Robert Rachesky


____________________________          Director                    April __, 1999
Barnett Rukin

RICHARD F. TICE
____________________________          Director                    April 28, 1999
Richard F. Tice

LEONARD J. VORCHEIMER
____________________________          Director                    April 28, 1999
Leonard J. Vorcheimer

JOSEPH L. VOZZA
____________________________          Director                    April 28, 1999
Joseph L. Vozza

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees of the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on this 28th day of April, 1999.

                                Valley National Bank Savings and Investment Plan
                                (Plan)

                                By:  Valley National Bank, Plan Administrator

                                     CAROL DIESNER
                                By:  _________________________
                                     Carol Diesner,
                                     Senior Vice-President

                                INDEX TO EXHIBITS

   Exhibit No.           Description

        5                Opinion of Pitney, Hardin, Kipp & Szuch.

      23(a)              Consent of KPMG LLP.

      23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

      24                 Power of Attorney (included on signature page hereto).

      99                 Valley National Bank Savings and Investment Plan